SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2008

PHOTOWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-15338	91-0964899
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)	Identification No.)

71 Columbia Street

Seattle, Washington 98104

(Address of principal executive office)

(206) 281-1390

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

As previously announced, on November 28, 2007, PhotoWorks, Inc., a Washington corporation (“PhotoWorks”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AG.com, Inc., a Delaware corporation (“AG”), which is an indirect, wholly-owned subsidiary of American Greetings Corporation, an Ohio corporation (“American Greetings”), and Photo Merger Corp., a Washington corporation and a wholly-owned subsidiary of AG (the “Purchaser”).

On December 13, 2007, pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of PhotoWorks common stock, par value $0.01 per share (the “Shares”) at a purchase price of 59.5 cents per Share, net to sellers in cash.  The Offer expired at 5:00 p.m., New York City time, on Monday, January 14, 2008. According to Mellon Investor Services LLC, the depositary for the Offer, as of such time, a total of 40,620,486 Shares (representing approximately 97% of the outstanding Shares), were tendered and not withdrawn prior to the expiration of the Offer.

Following the expiration of the Offer, on January 14, 2008, Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration of the Offer.  Following such acceptance, there was a change in control of PhotoWorks, and AG and Purchaser beneficially owned approximately 97% of the outstanding Shares.

Subject to the terms and conditions in the Merger Agreement, Purchaser will acquire the remaining outstanding Shares by means of a merger under Washington law (the “Merger”). In the Merger, each outstanding Share (except for the Shares purchased in the Offer and certain other Shares) will automatically be converted into the right to receive 59.5 cents per share in cash. Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $26.8 million, excluding PhotoWorks’s fees and expenses. American Greetings has available the necessary funds from its ongoing free cash flow, its affiliates or its existing revolving credit facility to complete the Offer and the Merger, and will cause Purchaser to have sufficient funds available to complete the Offer and the Merger.

Item 8.01. Other Events.

On January 15, 2008, American Greetings issued a press release announcing the completion of the Offer. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by American Greetings on January 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, PhotoWorks has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOWORKS, INC.

January 18, 2008

By:	/s/ Andrew Wood
Andrew Wood
Chief Executive Officer

American Greetings Announces Completion of Tender Offer for PhotoWorks, Inc.

CLEVELAND, Jan. 15 /PRNewswire-FirstCall/ -- American Greetings Corporation (NYSE: AM) today announced the successful completion of its tender offer, through a wholly owned subsidiary, to acquire all outstanding shares of common stock of PhotoWorks, Inc. (OTC Bulletin Board: PHTW) for 59.5 cents per share or approximately $26.5 million.

The initial offering period for the tender offer ended at 5:00 p.m., New York City time, on Monday, January 14, 2008. At the close of the tender offer period approximately 40.8 million shares of PhotoWorks common stock (including approximately 10 million shares tendered under guaranteed delivery procedures) had been validly tendered and not withdrawn, representing about 97% of the outstanding shares of PhotoWorks common stock. All shares that were validly tendered and not withdrawn have been accepted for purchase.

American Greetings intends to acquire all of the remaining PhotoWorks common stock by means of a merger under Washington law at the same price per share paid in the tender offer. Upon completion of the merger, the surviving entity will become an indirect wholly owned subsidiary of American Greetings.

About American Greetings Corporation

American Greetings Corporation (NYSE: AM) is one of the world's largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, stationery, calendars, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion. For more information on the Company, visit http://corporate.americangreetings.com.

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of the proposed acquisition and future operating or financial performance of American Greetings. By their nature forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. With respect to the proposed acquisition, these risks and uncertainties include, but are not limited to the ability to successfully complete the proposed acquisition on a timely basis and the ability to achieve the desired benefits associated with the proposed acquisition. In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward- looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in American Greetings' and PhotoWorks' periodic filings with the SEC, including the "Risk Factors" section of American Greetings' Annual Report on Form 10-K for the fiscal year ended February 28, 2007 and the "Risk Factors" section of PhotoWorks' Annual Report on Form 10- KSB for the fiscal year ended September 30, 2007.

SOURCE American Greetings Corporation

CONTACT: Gregory M. Steinberg, Treasurer and Director of Investor

Relations, American Greetings Corporation, +1-216-252-4864,

investor.relations@amgreetings.com

Web site: http://corporate.americangreetings.com

(AM PHTW)